Exhibit 99.1
Pinnacle Airlines releases November Traffic
Memphis Tenn. (December 5, 2006) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released its passenger and traffic levels for November 2006.
During November, Pinnacle transported 756,682 Customers, 14.8% more than the same period last year. Passenger Load Factor was 74.6%, a decrease of 0.7 points over November 2005 levels. For the month, Pinnacle flew 477.8 million Available Seat Miles (“ASMs”), a 9.1% increase when compared to the same period last year. Pinnacle flew 356.4 million Revenue Passenger Miles (“RPMs”), 8.1% more than November 2005.
For the month, Pinnacle operated 34,109 block hours, 2.5% more than the same period last year. Cycles were up 7.0% to 20,654. Additionally, the average length of a Pinnacle flight was reduced from 493 to 465 statute miles. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.
In the 3rd quarter, Pinnacle completed the conversion of the remaining 71 aircraft in its fleet operating with 44 seats to 50 seat aircraft. All aircraft in the Pinnacle Airlines fleet now operate with 50 seats, providing more passenger lift to Northwest Airlines. The conversion of seats results in an increase of 7.4% in seat capacity compared to 2005.

	November 2006 Traffic
	2006	2005	Change
Passengers	756,682	659,319	14.8%
Load Factor	74.6%	75.3%	(0.7	)pts
ASMs (000)	477,806	438,083	9.1%
RPMs (000)	356,447	329,661	8.1%
Cycles	20,654	19,295	7.0%
Block Hours	34,109	33,261	2.5%

	Year-To-Date 2006 Traffic
	2006	2005	Change
Passengers	8,225,173	7,405,668	11.1%
Load Factor	76.3%	71.8%	4.5	pts
ASMs (000)	5,149,815	5,269,850	(2.3)%
RPMs (000)	3,930,307	3,783,015	3.9%
Cycles	229,717	228,688	0.4%
Block Hours	379,579	396,721	(4.3)%
Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 124 Canadair 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis — St. Paul, and a focus city at Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,900 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.
     This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
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